EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-132996 and 333-132992 on Form S-3 and Registration Statements No. 333-134080 and 333-132933 on Form S-8 of Duke Energy Corporation of our reports dated March 1, 2007, relating to the financial statements and financial statement schedule of Duke Energy Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of a new accounting standard and the January 2, 2007 spin-off of the Company’s natural gas businesses) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

March 1, 2007